Nicor Inc.
Form 10-K
                                                          Exhibit 10.65

AMENDED AND RESTATED
CHANGE-IN-CONTROL AGREEMENT

THIS AGREEMENT dated as of   02/07/08   (the “Agreement Date”) is made by and among Tropical Shipping and Construction Company Limited (the “Company” or “Tropical Shipping”), a Cayman Islands company, and Rick Murrell (the “Executive”).

Executive and Birdsall, Inc., a Florida corporation (“Birdsall”), have previously entered into a Change-in-Control Agreement dated December 15, 2004 (the “Prior Agreement”).  Birdsall assigned its rights and obligations with respect to the Prior Agreement to Tropical Shipping USA, LLC, a Florida limited liability company (the “LLC”), and the LLC subsequently assigned its rights and obligations with respect to the Prior Agreement to the Company.  The Company and Executive desire to amend and restate the Prior Agreement to conform to the requirements of Section 409A of the Code.

ARTICLE I
PURPOSES

The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of Nicor Inc. or the Company.  The Board believes it is imperative to reduce the distraction of the Executive that would result from the personal uncertainties caused by a pending or threatened Change in Control, to encourage the Executive’s full attention and dedication to the Company, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which are competitive with those of similarly situated corporations.  This Agreement is intended to accomplish these objectives.

ARTICLE II
CERTAIN DEFINITIONS

When used in this Agreement, the terms specified below shall have the following meanings:

2.1. The “Agreement Term” shall begin on the Agreement Date and shall continue through December 31, 2008.  As of December 31, 2008, and on each December 31 thereafter, the Agreement Term shall automatically be extended for one additional year unless, not later than the preceding June 30, either party shall have given notice that such party does not wish to extend the Agreement Term.  If a Change in Control shall have occurred during the Agreement Term (as it may be extended from time to time), the Agreement Term shall continue for a period ending on the two-year anniversary of the date of the Change in Control, but if the Termination Date (as defined below) occurs during that two-year period, then the Agreement Term shall continue until the end of the Severance Period (as defined below).  Unless the Termination Date occurs during the two-year period after a Change in Control so that the Agreement Term is extended to include the Severance Period, as provided in the immediately preceding sentence, the Agreement Term shall not extend beyond the two-year anniversary of the Change in Control.

2.2. “Board” means the board of directors of the Company.

2.3. “Change in Control” means the occurrence of a “change in the ownership” of Nicor Inc. or Tropical Shipping, a “change in the effective control” of Nicor Inc. or a “change in the ownership of a substantial portion of the assets” of Nicor Inc. or Tropical Shipping, as determined in accordance with this Section.  In determining whether an event shall be considered a “change in the ownership” of Nicor Inc. or Tropical Shipping,  a “change in the effective control” of Nicor Inc. or a “change in the ownership of a substantial portion of the assets” of Nicor Inc. or Tropical Shipping, the following provisions shall apply:

2.3.1 A “change in the ownership” of Nicor Inc. shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of Nicor Inc. that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of Nicor Inc., as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of Nicor Inc., or to have effective control of Nicor Inc. within the meaning of Section 2.3.2, and such Person acquires additional equity securities of Nicor Inc., the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of Nicor Inc.  In addition, a “change in the ownership” of Tropical Shipping shall occur on the date on which any one Person other than Nicor Inc. or a Subsidiary, acquires ownership of the equity securities of Tropical Shipping that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of Tropical Shipping, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of Tropical Shipping, and such Person acquires additional equity securities of Tropical Shipping, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of Tropical Shipping.

2.3.2 A “change in the effective control” of Nicor Inc. shall occur on either of the following dates:

2.3.2.1         The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of Nicor Inc. possessing 30% or more of the total voting power of Nicor Inc.’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  If a Person is considered to possess 30% or more of the total voting power of Nicor Inc.’s equity securities, and such Person acquires additional stock of Nicor Inc., the acquisition of additional stock by such Person shall not be considered to cause a “change in the effective control” of Nicor Inc.; or

2.3.2.2         The date on which a majority of the members of the Board of Directors of Nicor Inc. is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of

        Directors of Nicor Inc. before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

2.3.3 A “change in the ownership of a substantial portion of the assets” of Nicor Inc. shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Nicor Inc. that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Nicor Inc. immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii).  In addition, a “change in the ownership of a substantial portion of the assets” of Tropical Shipping shall occur on the date on which any one Person other than Nicor Inc. or a Subsidiary acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) substantially all of the assets of Tropical Shipping immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the applicable company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

2.3.4 Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by Nicor Inc. or entity controlled by Nicor Inc., or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by Nicor Inc. or any entity controlled by Nicor Inc.  In addition, the circumstances described in this Section 2.3 shall not constitute a Change in Control with respect to the Executive unless he is employed at Tropical Shipping immediately before the events constituting the Change in Control or Potential Change in Control and then only if the Executive is not employed by Nicor Inc. or a Subsidiary at any time during the 30-day period following the events constituting the Change in Control, and further provided that nothing in this paragraph shall be construed to require the Executive to accept such employment with Nicor Inc. or a Subsidiary.

2.3.5 For purposes of this Section 2.3, (i) the terms Tropical Shipping and Nicor Inc. shall mean, respectively, Tropical Shipping and any Tropical Successor and Nicor Inc. and any Nicor Successor; (ii) the term “Tropical Successor” shall mean any corporation, partnership, joint venture or other entity that succeeds to the interests of Tropical Shipping by means of a merger, consolidation, or other restructuring that does not constitute a Change in Control; and (iii) the term “Nicor Successor” shall mean any corporation, partnership, joint venture or other entity that succeeds to the interests of Nicor Inc. by means of a merger, consolidation, or other restructuring that does not constitute a Change in Control.

2.4. “Code” means the Internal Revenue Code of 1986, as amended.

2.5. “Effective Date” means the first date during the Agreement Term on which a Change in Control occurs.

2.6. “Employment Period” means the period commencing on the Effective Date and ending on the two-year anniversary of that date.

2.7. “Incentive Plan” shall have the meaning set forth in Section 3.2.2.

2.8. “Payment Date” means the date on which all of the following are complete (i) the Termination Date, (ii) the execution of the release required pursuant to Section 5.1, and (iii) the expiration of the required revocation period specified in the release without revocation occurring.

2.9. “Plans” shall have the meaning set forth in Section 3.2.3.

2.10. A “Potential Change in Control” shall exist during any period in which the circumstances described in Sections 2.10.1, 2.10.2, or 2.10.3 exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

2.10.1 The Company, Birdsall or Nicor Inc. enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this Section 2.10.1 shall cease to exist upon the expiration or other termination of all such agreements.

2.10.2 Any person (including the Company, Birdsall or Nicor Inc.) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this Section 2.10.2 shall cease to exist upon the withdrawal of such intention, or upon a reasonable determination by the Board or the Board of Directors of Nicor Inc. that there is no reasonable chance that such actions would be consummated.

2.10.3 The Board or the Board of Directors of Nicor Inc. adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this Section 2.10.3 shall cease to exist upon a reasonable determination by the Board or the Board of Directors of Nicor Inc. that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

2.11. “Separation from Service” means the termination of Executive’s services to the Company and all Subsidiaries and affiliates, whether voluntarily or involuntarily, other than by reason of death, in accordance with Treas. Reg. §1.409A-1(h).

2.12. “Severance Incentive” means the greater of (i) the target annual incentive under an Incentive Plan applicable to the Executive for the Performance Period (as such term is defined in Section 3.2.2) in which the Termination Date occurs, or (ii) the average of the actual annual incentives paid (or payable, to the extent not previously paid) to the Executive under the applicable Incentive Plan for each of the two calendar years preceding the calendar year in which the Termination Date occurs.

2.13. “Severance Period” means the period beginning on the Executive’s Termination Date and ending on the third anniversary thereof; provided, however, that no Severance Period will occur unless the Executive’s Termination Date occurs under circumstances described in

Section 5.1 (relating to termination by the Executive for Good Reason or by the Company other than for Cause or Permanent Disability).

2.14. “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by Nicor Inc. (or a successor to Nicor Inc.).

2.15. “Termination Date” means the first day on or after which the Executive has a Separation from Service.

2.16. “Welfare Plans” shall have the meaning set forth in Section 3.2.4.

ARTICLE III
TERMS OF EMPLOYMENT

3.1. Position and Duties.

3.1.1 The Company hereby agrees to cause the Company to continue the Executive’s employment during the Employment Period and, subject to Article IV of this Agreement, the Executive agrees to remain in the employ of the Company, subject to the terms and conditions hereof.  During the Employment Period, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 90-day period immediately preceding the Effective Date, and (ii) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 25 miles from such location.

3.1.2 During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company, and to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive (i) to serve on corporate, civic or charitable boards or committees, (ii) to deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) to manage personal investments, to the extent that such other activities do not, in the reasonable judgment of the Board of Directors of the Company, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of Nicor Inc., the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board of Directors of the Company.

3.2. Compensation.

3.2.1 Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at an annual rate at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs.  During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve months after the last salary increase awarded to the Executive prior to the Effective Date and, thereafter, at least annually, and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other senior executives of the Company.  Annual Base Salary shall not be reduced after any such increase unless such reduction is part of a policy, program or arrangement applicable to senior executives of the Company and of any successor entity, and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.  Any increase in Annual Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

3.2.2 Annual Incentive.  In addition to Annual Base Salary, the Company shall pay or cause to be paid to the Executive an incentive award (the “Annual Incentive”) for each Performance Period or portion thereof which falls within the Employment Period.  “Performance Period” means each period of time designated in accordance with any annual incentive award arrangement (“Incentive Plan”) which is based upon performance and approved by the Board or any committee of the Board, or in the absence of any Incentive Plan or any such designated period of time, Performance Period shall mean each calendar year.  The Executive’s target and maximum Annual Incentive with respect to any Performance Period shall not be less than the target and maximum annual incentive award payable with respect to the Executive under the Company’s annual incentive program as in effect immediately preceding the Effective Date.

3.2.3 Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs (including, without limitation, the Nicor Inc. Stock Deferral Plan) (“Plans”) applicable generally to other senior executives of the Company, but in no event shall such Plans provide the Executive with incentive opportunities (measured with respect to long-term and special incentives, to the extent, if any, that such distinctions are applicable) or savings and retirement benefits which are less favorable, in the aggregate, than the greater of (i) those provided by the Company for the Executive under such Plans as in effect at any time during the 90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other senior executives of the Company.

3.2.4 Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance benefits), but in no event shall such Welfare Plans provide the Executive with benefits which are less favorable, in the aggregate, than the greater of (i) those provided by the Company for the Executive under such Welfare Plans as were in effect at any time during the 90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other senior executives of the Company.

3.2.5 Other Employee Benefits.  During the Employment Period, the Executive shall be entitled to other employee benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as in effect generally with respect to other senior executives of the Company.

3.2.6 Expenses.  The Executive shall be entitled to receive prompt reimbursements for all reasonable expenses incurred by the Executive during the Employment Period in accordance with the policies, practices and procedures of the Company, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as in effect generally with respect to other senior executives of the Company.  All such expenses shall be reimbursed no later than the date six (6) months following the Termination Date.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

3.2.7 Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as provided generally with respect to other senior executives of the Company.

3.2.8 Paid Time Off.  During the Employment Period, the Executive shall be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as provided generally with respect to other senior executives of the Company.

3.2.9 Subsidiaries.  To the extent that immediately prior to the Effective Date, the Executive has been on the payroll of, and participated in the incentive or employee benefit plans of, Nicor Inc. or a Subsidiary, the references to the Company contained in Sections 3.2.1 through 3.2.8 and the other sections of this Agreement referring to benefits to which the Executive may be entitled shall be read to refer to Nicor Inc. or such Subsidiary, as applicable.

ARTICLE IV
TERMINATION OF EMPLOYMENT

4.1. Disability.

4.1.1 During the Agreement Term, the Company may terminate the Executive’s employment upon the Executive’s Permanent Disability (as defined in Section 4.1.2) by giving the Executive or his legal representative, as applicable, (1) written notice in accordance with Section 11.8 of the Company’s intention to terminate the Executive’s employment pursuant to this section, and (2) a certification of the Executive’s Permanent Disability by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.  The Executive’s employment shall terminate effective on the 30th day (the “Permanent Disability Effective Date”) after the Executive’s receipt of such notice unless, before the Permanent Disability Effective Date, the Executive shall have resumed the full-time performance of the Executive’s duties.  During the period in which the Executive has a Disability, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.

4.1.2 The Executive shall be considered to have a “Permanent Disability” during any period in which he has a Disability (as defined below); provided, however, that the Executive shall not be considered to have “Permanent Disability” until (i) for a period of 180 consecutive days, the Executive, as a result of a Disability, is incapable, after reasonable accommodation, of performing his duties under this Agreement on a full-time basis; (ii) such Disability is reasonably expected to continue for at least another 90 days; and (iii) at the Executive’s Termination Date, he is eligible for income replacement benefits under the Company’s long-term disability plan.  The Executive shall be considered to have a “Disability” during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement.

4.2. Death.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Agreement Term.

4.3. Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” means:

4.3.1 the Executive’s willful commission of acts or omissions which have, have had, or are likely to have a material adverse effect on the business, operations, financial condition or reputation of Nicor Inc., the Company or any Subsidiary;

4.3.2 the Executive’s conviction (including a plea of guilty or nolo contendere) of a felony or any crime of fraud, theft, dishonesty or moral turpitude; or

4.3.3 the Executive’s material violation of any statutory or common law duty of loyalty to Nicor Inc., the Company or any Subsidiary.

For purposes of this Agreement, no act, or failure to act, on the part of  the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Nicor Inc., the Company or any Subsidiary.  Any act, or failure to act, pursuant to direction provided by the person to whom the Executive reports, or provided by a resolution duly adopted by the Board, or pursuant to advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Nicor Inc., the Company or any Subsidiary.

4.4. Good Reason.  During the Employment Period, the Executive’s employment may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” means:

4.4.1 a material diminution in the Executive’s base compensation;

4.4.2 a material diminution in the authority, duties or responsibilities of the Executive;

4.4.3 a material change, of not less than 25 miles, in the geographic location at which the Executive must provide services; or

4.4.4 any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided, however, that the above conditions, as applicable, shall not constitute Good Reason: (i) unless the Executive gives the Company written notice of such condition and the Company fails to remedy the condition within 30 days of such notice; (ii) if the initial existence of the condition is more than 90 days before the Executive gives the Company such notice; or (iii) if the Executive has consented in writing to such condition in a document that makes specific reference to this Section 4.4.

4.5. Without Cause During a Potential Change in Control.  If the Executive’s employment is terminated by the Company without Cause during a Potential Change in Control, and such date of termination occurs not more than 180 days prior to the occurrence of a Change in Control and the Executive establishes by reasonable evidence that such termination of employment was materially connected with and in anticipation of the Change in Control, then the Executive shall be entitled to receive the benefits that would have been provided under Section 5.1, determined as though:

4.5.1 the Executive were rehired by the Company immediately prior to the Change in Control at the salary rate equal to the Executive’s highest salary rate during the one-year period prior to the date of the Change in Control, and with other Company compensation and benefit arrangements comparable to those provided to comparable executives of the Company;

4.5.2 the Executive’s employment were terminated by the Company without Cause immediately after the Change in Control; and

4.5.3 this Agreement were in full force and effect at the time of the Change in Control, and at the time of the Executive’s deemed termination of employment.

4.6. Right of Resignation and Termination.  This Agreement does not constitute a guarantee of continued employment at any time, but instead provides for certain rights and benefits for the Executive during his employment following the occurrence of a Change in Control, and in the event his employment with the Company terminates under the circumstances described herein.  The Company may terminate the employment of the Executive at any time for any reason, without breach of this Agreement, subject to its obligations set forth in Article V and elsewhere in this Agreement.  The Executive may resign from the Company for Good Reason, or for any other reason, without breach of this Agreement, subject to the Executive’s obligations set forth in this Agreement; provided that, in the event of a resignation without Good Reason, the Executive shall provide at least four weeks advance notice of such resignation to the Company.

ARTICLE V
OBLIGATIONS OF THE COMPANY UPON TERMINATION

5.1. If by the Executive for Good Reason or by the Company Other Than for Cause or Permanent Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Permanent Disability, or if the Executive shall terminate employment for Good Reason, the Company’s obligations to the Executive shall be as set forth in this Section 5.1.  As a precondition to fulfilling such obligations, the Company shall require the Executive to execute and deliver within 60 days following his Termination Date a release prepared by the Company and providing for the Executive’s release of any and all claims against Nicor Inc., the Company and any Subsidiaries (and those acting on behalf of them) that may have arisen on or before the date of the release, which release shall contain such other reasonable and customary terms as are specified by the Company.  Notwithstanding any provisions to the contrary, no payments shall be made or other benefits arise pursuant to this Section 5.1 unless and until such binding release is effective.  If such release is not delivered by the Executive within 60 days following the Executive’s Termination Date, all rights of the Executive with respect to this Agreement and any benefits hereunder shall be forfeited.

5.1.1 The Company shall, within five business days of the Payment Date, pay the Executive a cash payment equal to the sum of the following amounts:

5.1.1.1         to the extent not previously paid, the Annual Base Salary and any accrued paid time off through the Termination Date;

5.1.1.2         an amount equal to the product of (i) the Annual Incentive (as defined in Section 3.2.2) at target for any Performance Period in which the Termination Date occurs multiplied by (ii) a fraction, the numerator of which is the number of days the Executive was actually employed by the Company during such Performance Period, and the denominator of which is the number of days in the Performance Period; or, if greater, the amount of any Annual Incentive otherwise payable to the Executive with respect to a Performance Period in which the Termination Date occurs, which payment shall be in full settlement of Annual Incentive amounts due with respect to any such Performance Period;

5.1.1.3         an amount equal to the product of (A) three (3) multiplied by (B) the sum of (i) the Executive’s Annual Base Salary, and (ii) the Severance Incentive; and

5.1.1.4         an amount equal to the sum of (A) the balance of the Executive’s accounts forfeited under the Birdsall, Inc. Retirement Savings Plan, or any successor plan, if applicable (“RSP”) as a result of termination of employment, and (B) the sum of (i) the aggregate maximum matching contributions which the Company would have made on behalf of the Executive to the RSP for the Severance Period, calculated as if the amount payable under subsection 5.1.1.3 of this Agreement had been earned equally over the Severance Period and the Executive had made the maximum allowable voluntary contributions to the RSP, and (ii) the aggregate additional profit sharing contributions, if any, which the Company would have made on behalf of the Executive for the Severance Period, based on the greater of (a) the target profit sharing contribution for the year in which the Termination Date occurs, or (b) the average of the profit sharing contributions credited for the Executive for the two years prior to the year in which the Termination Date occurs.  For purposes of calculating the amount that would be contributed to the RSP for the Severance Period under this Section 5.1.1.4(B), the limits contained in the RSP and Internal Revenue Code Sections 415, 402(g) and 401(a)(17), for the year of termination shall apply.

5.1.2 For purposes of each of the Executive’s stock options granted under the Nicor Long Term Incentive Plan (the “Nicor LTIP”), any successor plan, or otherwise, that is or becomes exercisable on the Termination Date, the Executive’s Separation from Service shall be disregarded, and each such option shall continue to be exercisable as though the Executive’s employment had continued through the last day on which such option would be exercisable in the absence of such Separation from Service (such earlier date being referred to herein as the “Applicable Expiration Date”).  This Section 5.1.2 shall be applicable notwithstanding any term of any plan, arrangement, or agreement providing for early expiration of the option because of the Executive’s Separation from Service, except for an amendment adopted in accordance with Section 11.7 of this Agreement and that by its specific terms amends this Agreement.

5.1.3 On the Termination Date (i) the Executive shall become fully vested in, and may thereupon and until the Applicable Expiration Date of such stock incentive awards exercise in whole or in part, any and all stock incentive awards granted to the Executive under the Nicor LTIP, any successor plan or otherwise which have not become exercisable as of the Termination Date; (ii) all performance units previously awarded to the Executive shall become vested, and a prorated calculation of the target value of all such units shall be done as of the Termination Date and full payment of such prorated target value shall be made by the Company within 30 days after the Termination Date; and (iii) the Executive shall become fully vested at the prorated target level in any other cash incentive awards granted for the performance period in which the Termination Date occurs under the Nicor LTIP, a successor plan or otherwise which have not, as of the Termination Date, become fully vested.

5.1.4 All forfeiture conditions that as of the Termination Date are applicable to any deferred stock unit, deferred dividends, restricted stock or restricted share units awarded to the Executive pursuant to the Nicor LTIP, a successor plan or otherwise shall lapse immediately (to the extent such awards are outstanding immediately prior to the Termination Date).  Notwithstanding the foregoing, to the extent such awards are subject to performance criteria, a prorated calculation of the target value of such awards shall be performed and forfeiture conditions shall lapse only with respect to the portion of such awards attributable to such prorated value.

5.1.5 For purposes of the Tropical Long-Term Performance Incentive Plan (the “Tropical LTIP”), on the Termination Date the Executive shall become fully vested, and a prorated calculation of the target value shall be done as of the Termination Date and full payment of such prorated target value shall be made by the Company within 30 days after the Termination Date.

5.1.6 During the Severance Period (or until such later date as any Welfare Plan of the Company may specify), the Company shall continue to provide to the Executive and the Executive’s family welfare benefits (including, without limitation, medical, prescription, dental, disability, individual life and group life insurance benefits) which are at least as favorable as those provided under the most favorable Welfare Plans of the Company applicable (i) with respect to the Executive and his family during the 90-day period immediately preceding the Termination Date, or (ii) with respect to other senior executives and their families during the Severance Period.  In determining benefits under such Welfare Plans, the Executive’s annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than the Executive’s Annual Base Salary and Target Annual Incentive.  The cost of the welfare benefits provided under this Section 5.1.6 shall not exceed the cost of such benefits to the Executive immediately before the Termination Date or, if less, the Effective Date.  All such benefit payments shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of benefits provided in one year shall not affect the amounts provided in any subsequent year.  Such benefits shall not be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, if the Executive obtains comparable coverage under any Welfare Plans sponsored by another employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by such other employer’s Welfare Plans.  The Executive’s rights under this Section shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including, without limitation, continuation coverage required by Section  4980B of the Code.  For purposes of determining eligibility for (but not the time of commencement of) retiree benefits under any Welfare Plans of the Company, the Executive shall be considered (i) to have remained employed until the last day of the Severance Period and to have retired on the last day of such period, and (ii) to have attained the age the Executive would have attained on the last day of the Severance Period.

5.1.7 During the Severance Period, the Company shall, at its sole expense, as incurred, pay on behalf of Executive all fees and costs charged by a nationally recognized outplacement firm selected by the Company (subject to approval by the Executive, which shall not be withheld unreasonably) to provide outplacement services.  The amount of expenses incurred in one year shall not affect the amounts paid in any subsequent year.

5.2. If by the Company for Cause.  If the Company  terminates the Executive’s  employment for Cause during the Employment Period, this Agreement shall terminate without further obligation by the Company to the Executive, other than the obligation immediately to pay the Executive in cash the Executive’s Annual Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid.

5.3. If by the Executive Other Than for Good Reason.  If the Executive terminates employment during the Employment Period other than for Good Reason (including, but not by way of limitation, voluntary retirement), and other than for Disability or death, this Agreement shall terminate without further obligation by the Executive or by the Company, other than the obligation of the Company immediately to pay the Executive in cash the Executive’s Annual

Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid.

5.4. If by the Company  for Permanent Disability.  If the Company terminates the Executive’s employment by reason of the Executive’s Permanent Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than:

5.4.1 the Company’s obligation immediately to pay the Executive in cash all amounts specified in Sections 5.1.1.1, and 5.1.1.2, in each case, to the extent unpaid as of the Termination Date (such amounts collectively, the “Accrued Obligations”), and

5.4.2 the Executive’s right after the Permanent Disability Effective Date to receive disability and other benefits at least equal to the greater of (i) those provided under the most favorable disability Plans applicable to disabled senior executives of the Company in effect immediately before the Termination Date, or (ii) those provided under the most favorable disability Plans of the Company in effect at any time during the 90-day period immediately before the Effective Date.

5.5. If upon Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligation to the Executive’s legal representatives under this Agreement, other than the obligation immediately to pay the Executive’s estate or beneficiary in cash all Accrued Obligations.  Notwithstanding anything in this Agreement to the contrary, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided under Plans of the Company to the surviving families of senior executives of the Company, but in no event shall such Plans provide benefits which in each case are less favorable, in the aggregate, than the most favorable of those provided by the Company to the Executive under such Plans in effect at any time during the 90-day period immediately before the Effective Date.

ARTICLE VI
CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

6.1. Gross-up for Certain Taxes.

6.1.1 If it is determined by the Company’s independent auditors that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the “Potential Parachute Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the Company shall, subject to Sections 6.6 and 6.7, within five business days after such determination, pay the Executive an amount (the “Gross-up Payment”) equal to the product of:

(a)           the amount of such Excise Taxes multiplied by

(b)           the Gross-up Multiple (as defined in Section 6.4).

The Gross-up Payment is intended to compensate the Executive for all Excise Taxes payable by the Executive with respect to the Potential Parachute Payments and any federal, state, local or other income or other taxes or Excise Taxes payable by the Executive with respect to the Gross-up Payment.

6.1.2 The determination of the Company’s independent auditors described in Section 6.1.1, including the detailed calculations of the amounts of the Potential Parachute Payments, Excise Taxes and Gross-up Payment and the assumptions relating thereto, shall be set forth in a written certificate of such auditors (the “Company Certificate”) delivered to the Executive.  The Executive or the Company may at any time request the preparation and delivery to the Executive of a Company Certificate.  The Company shall cause the Company Certificate to be delivered to the Executive as soon as reasonably possible after such request.

6.1.3 All determinations by the Company’s auditors under this Section 6.1 shall be made using reasonable good faith interpretations of the Code, the regulations and other guidance issued thereunder.

6.2. Determination by the Executive.

6.2.1 If (i) the Company shall fail to deliver a Company Certificate to the Executive within 30 days after its receipt of his written request therefor, or (ii) at any time after the Executive’s receipt of a Company Certificate, the Executive disputes either (x) the amount of the Gross-up Payment set forth therein, or (y) the determination set forth therein to the effect that no Gross-up Payment is due (whether by reason of Section 6.7 or otherwise), then the Executive may elect to require the Company to pay a Gross-up Payment in the amount determined by the Executive as set forth in an Executive Counsel Opinion (as defined in Section 6.5).  Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-up Payment determined by the Executive (together with the detailed calculations of the amounts of Potential Parachute Payments, Excise Taxes and Gross-up Payment and the assumptions relating thereto) and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the “Executive’s Determination”).  Within 30 days after delivery of an Executive’s Determination to the Company, the Company shall either (i) pay the Executive the Gross-up Payment set forth in Executive’s Determination (less the portion thereof, if any, previously paid to Executive by the Company) or (ii) deliver to the Executive a Company Certificate and a Company Counsel Opinion (as defined in Section 6.5), and pay the Executive the Gross-up Payment specified in such Company Certificate.  If for any reason the Company fails to comply with the preceding sentence, the Gross-up Payment specified in the Executive’s Determination shall be controlling for all purposes.

6.2.2 If the Executive does not request a Company Certificate, and the Company does not deliver a Company Certificate to the Executive, then (i) the Company shall, for purposes of Section 6.7, be deemed to have determined that no Gross-up Payment is due, and (ii) the Executive shall not pay any Excise Taxes in respect of Potential Parachute Payments, except in accordance with Sections 6.6.1 or 6.6.4.

6.3. Additional Gross-up Amounts.  If for any reason it is later determined (whether pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, a final judgment of a court of competent jurisdiction, a determination of the Company’s independent auditors set forth in a Company Certificate or, subject to the last two sentences of Section 6.2.1, an Executive’s Determination) that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Company or the Executive pursuant to Section 6.1 or 6.2, as applicable, then the Company shall, subject to Sections 6.6 and 6.7, pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of:

(a)           the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with determination made pursuant to Section 6.1 or 6.2, as applicable, multiplied by

(b)           the Gross-up Multiple.

6.4. Gross-up Multiple.  The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal tax rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; or (ii) 0.80, it being intended that the Gross-up Multiple shall in no event exceed five (5.0).  (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

6.5. Opinion of Counsel.  “Executive Counsel Opinion” means an opinion of nationally-recognized executive compensation counsel to the effect (i) that the amount of the Gross-up Payment determined by the Executive pursuant to Section 6.2 is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law and (ii) if the Company has previously delivered a Company Certificate to the Executive, that there is no reasonable basis or no substantial authority for the calculation of the Gross-up Payment set forth in the Company Certificate.  “Company Counsel Opinion” means an opinion of nationally-recognized executive compensation counsel to the effect that (i) the amount of the Gross-up Payment set forth in the Company Certificate is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law and (ii) for purposes of Section 6662 of the Code, the Executive has substantial authority to report on his federal income tax return the amount of Excise Taxes set forth in the Company Certificate.

6.6. Amount Increased or Contested.

6.6.1 The Executive shall notify the Company in writing (an “Executive’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by the Executive of Excise Taxes in respect of Potential Parachute

Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 6.1 or 6.2, as applicable.  Such Executive’s Notice shall include the nature and amount of such IRS Claim, the date on which such IRS Claim is due to be paid (the “IRS Claim Deadline”), and a copy of all notices and other documents or correspondence received by the Executive in respect of such IRS Claim.  The Executive shall give the Executive’s Notice as soon as practicable, but no later than the earlier of (i) 10 business days after the Executive first obtains actual knowledge of such IRS Claim or (ii) five business days before the IRS Claim Deadline; provided, however, that the Executive’s failure to give such notice shall affect the Company’s obligations under this Article only to the extent that the Company is actually prejudiced by such failure.  If at least one business day before the IRS Claim Deadline the Company shall:

6.6.1.1         deliver to the Executive a Company Certificate to the effect that the IRS Claim has been reviewed by the Company’s independent auditors and, notwithstanding the IRS Claim, the amount of Excise Taxes, interest and penalties payable by the Executive is either zero or an amount less than the amount specified in the IRS Claim,

6.6.1.2         pay to the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the positive difference between (x) the product of the amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by the Gross-up Multiple, and (y) the portion of such product, if any, previously paid to the Executive by the Company, and

6.6.1.3         direct the Executive pursuant to Section 6.6.4 to contest the balance of the IRS Claim, then the Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate.  In no event shall the Executive pay an IRS Claim earlier than 30 days after having given an Executive’s Notice to the Company (or, if sooner, the IRS Claim Deadline).

6.6.2 At any time after the payment by the Executive of any amount of Excise Taxes or related interest or penalties in respect of Potential Parachute Payments (whether or not such amount was based upon a Company Certificate or an Executive’s Determination), the Company may in its discretion require the Executive to pursue a claim for a refund (“Refund Claim”) of all or any portion of such Excise Taxes, interest or penalties as the Company may specify by written notice to the Executive.

6.6.3 If the Company notifies the Executive in writing that the Company desires the Executive to contest an IRS Claim or to pursue a Refund Claim, the Executive shall:

6.6.3.1         give the Company all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,

6.6.3.2         take such action in connection with such IRS Claim or Refund Claim (as applicable) as the Company reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Company, subject to the approval of the Executive (which approval shall not be unreasonably withheld or delayed),

6.6.3.3         cooperate with the Company in good faith to contest such IRS Claim or pursue such Refund Claim, as applicable,

6.6.3.4         permit the Company to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and

6.6.3.5         contest such IRS Claim or prosecute such Refund Claim (as applicable) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may from time to time determine in its discretion.

The Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause the Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the IRS or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (i) any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive relating to the IRS Claim is limited solely to such IRS Claim, (ii) the Company’s control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-up Payment would be payable, and (iii) the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

6.6.4 The Company may at any time in its discretion direct the Executive to (i) contest the IRS Claim in any lawful manner or (ii) pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if the Company directs the Executive to pay an IRS Claim and pursue a Refund Claim, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes or Excise Tax, and any related interest or penalties imposed with respect to such advance.

6.6.5 The Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Company or the Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes, Excise Tax and related interest and penalties imposed on the Executive as a result of such payment of costs and expenses.

6.7. Refunds.  If, after the receipt by the Executive of any payment or advance of Excise Taxes advanced by the Company pursuant to Section 6.6, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6.6) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination within 30 days after the Company receives written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.  Any contest of a denial of refund shall be controlled by Section 6.6.

6.8. Payments.  All amounts payable to Executive under Section 6.1, 6.3 or 6.6 shall be paid as soon as practicable after a Change in Control or other event giving rise to any payment of the Excise Tax by the Executive, but no later than the December 31 of the year next following the year in which the Executive, or the Company on behalf of the Executive, remits the Excise Tax.

ARTICLE VII
EXPENSES AND INTEREST

7.1. Legal Fees and Other Expenses.

7.1.1 During the Employment Period and for a period of ten (10) years following the Termination Date, if the Executive incurs legal fees or other expenses in an effort to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including, without limitation, the fees and other expenses of the Executive’s legal counsel in connection with the delivery of the Executive Counsel opinion referred to in Section 6.5), then the Company shall, regardless of the outcome of such effort, promptly reimburse the Executive on a current basis for such fees and expenses following the Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.  All such expenses shall be reimbursed by December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

7.1.2 If the Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by the Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that the Executive had no reasonable basis for his claim hereunder, or for his response to the Company’s claim hereunder, and acted in bad faith, no further reimbursement for legal fees and expenses shall be due to the Executive in respect of such claim and the Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

7.2. Interest.  Except for any required delay under Section 11.16, if the Company  does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE VIII
NO SET-OFF OR MITIGATION

8.1. No Set-off by Company.  The Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense.  Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

8.2. No Mitigation.  The Executive shall not have any duty to mitigate the amounts payable by the Company  under this Agreement by seeking new employment following termination.  Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer.

ARTICLE IX
NON-EXCLUSIVITY OF RIGHTS

9.1. Waiver of Other Severance Rights.  Except as may be otherwise specifically provided in an amendment of this Section 9.1 adopted in accordance with Section 11.7 of this Agreement, the Executive’s rights under Section 5.1 of this Agreement shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of Nicor Inc., the Company or any Subsidiary or any other, similar arrangement of Nicor Inc., the Company or any Subsidiary providing benefits upon involuntary termination of employment and shall also be in lieu of any benefits under the Tropical Shipping and Construction Company Limited Executive/Key Employee Severance Benefits Program (notwithstanding any provision of that program to the contrary); provided, however, that this Section 9.1 shall not affect the Executive’s rights to receive any benefits with respect to a termination of employment that occurs outside of the Employment Period.  To the extent Executive receives severance or similar payments and/or benefits under any other plan, program, agreement, policy, practice, or the like of Nicor Inc., the Company or any Subsidiary, or under the WARN Act or similar state law, the payments and benefits due to Executive under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa).

9.2. Other Rights.  Except as provided in Section 9.1, this Agreement shall not prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans provided by Nicor Inc., the Company or any Subsidiary and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with Nicor Inc., the Company or any Subsidiary.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan of Nicor Inc., the Company or any Subsidiary and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

ARTICLE X
CONFIDENTIALITY

10.1. Confidentiality.  The Executive acknowledges that it is the policy of Nicor Inc., the Company and the Subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by Nicor Inc., the Company and the Subsidiaries relating to their business, operations, employees and customers, which gives Nicor Inc., the Company and the Subsidiaries a competitive advantage in the shipping industry or in the transmission, distribution, marketing, or sale of natural gas or in the energy services industry and other businesses in which Nicor Inc., the Company and the Subsidiaries are engaged (“Confidential Information”).  The Executive recognizes that all such Confidential Information is the sole and exclusive property of Nicor Inc., the Company and the Subsidiaries, and that disclosure of Confidential Information would cause damage to Nicor Inc., the Company and the Subsidiaries. The Executive agrees that, except as required by the duties of his employment for Nicor Inc., the Company or the Subsidiaries and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, he will not, without the consent of the Company, disseminate or otherwise disclose any Confidential Information obtained during his employment with Nicor Inc., the Company or the Subsidiaries until such time as such information has been disclosed publicly by Nicor Inc., the Company or one of the Subsidiaries, or with its consent, or is otherwise a matter of public knowledge (unless the Executive has reason to know that such information became a matter of public knowledge through an unauthorized disclosure).

10.2. Remedy.  The Executive and the Company specifically agree that, in the event that the Executive shall breach his obligations under this Article X, Nicor Inc., the Company and the Subsidiaries will suffer irreparable injury and shall be entitled to injunctive relief therefor, and shall not be precluded from pursuing any and all remedies it may have at law or in equity for breach of such obligations; provided, however, that such breach shall not in any manner or degree whatsoever limit, reduce or otherwise affect the obligations of the Company under this Agreement, and in no event shall an asserted breach of the Executive's obligations under this Article X constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1. No Assignability.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

11.2. Successors.  Before or upon the consummation of any Change in Control, the Company shall obtain from each individual, group or entity, if any, that becomes a successor of the Company by reason of the Change in Control, the unconditional written agreement of such individual, group or entity to assume this Agreement and to perform all of the obligations of the Company hereunder.

11.3. Payments to Beneficiary.  If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive’s estate.

11.4. Nonalienation of Benefits.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

11.5. Severability.  If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid.  Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

11.6. Arbitration.  Any and all disputes between the parties hereto arising out of this Agreement (other than disputes related to Article VI or to an alleged breach of the covenant contained in Article X) shall be settled by arbitration before an impartial arbitrator pursuant to the rules and regulations of the American Arbitration Association (AAA) pertaining to the arbitration of commercial disputes.  Either party may invoke the right to arbitration.  The arbitrator shall be selected by means of the parties striking alternatively from a panel of seven arbitrators supplied by the Miami office of AAA.  The Arbitrator shall have the authority to interpret and apply the provisions of this Agreement, consistent with Section 11.10 below.  The decision of the arbitrator shall be final and binding upon the parties.  Judgment may be entered on the award in any court of competent jurisdiction.  The arbitrator's fees and expenses shall be borne by the Company.

11.7. Amendments.  This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive.

11.8. Notices.  All notices and other communications under this Agreement shall be in writing and delivered by hand, by a nationally-recognized commercial delivery service, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Rick Murrell
          175 Satinwood Lane
          Palm Beach Gardens, FL  33410

          If to the Company:

          Tropical Shipping and Construction Company Limited
      5 East 11th Street
      Riviera Beach, Florida  33404-6902

          Attn:  Rick Murrell

or to such other address as either party shall have furnished to the other in writing.  Notice and communications shall be effective when actually received by the addressee.

11.9. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10. Governing Law.  This Agreement is intended to be interpreted and construed in accordance with the laws of the State of Florida, without regard to its choice of law principles.

11.11. Captions.  The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

11.12. Number and Gender.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter genders.

11.13. Tax Withholding.  The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

11.14. No Waiver.  A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default as to any such provision shall not be deemed a waiver of any later default as to that or any other provision.

11.15. Entire Agreement.  This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This Agreement supersedes the Prior Agreement, which shall no longer be in force or have any effect.

11.16. Section 409A Compliance.

11.16.1         To the extent applicable, this Agreement shall be interpreted in accordance with Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  If the Company determines that any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving the economic agreement of the parties.

11.16.2         Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under Section 5.1 or 5.4 of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the benefits payable to Executive under Section 5.1 or 5.4 shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) Executive’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 11.16 shall be paid in a lump sum and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Sections 5.1 or 5.4 herein shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals) and such amounts shall not be delayed pursuant to this Section 11.16.2.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

/s/ RICK MURRELL
Rick Murrell

Tropical Shipping and Construction Company Limited

By:           /s/ R. MARK CHAPMAN
R. Mark Chapman,
Vice President and Secretary